                                                              Exhibit (a)(5)(i)


[Broder Bros. logo]
                                                   [Full Line Distributors logo]
For Immediate Release

              BRODER BROS. TO ACQUIRE FULL LINE DISTRIBUTORS, INC.
                Agreement Advances Focused Distribution Strategy

     July 10, 2001, Plymouth, Michigan and Ball Ground, Georgia--Broder Bros., Co., the nation's largest wholesaler of imprintable sportswear, and Full Line Distributors, Inc. (AMEX: FLD), a wholesale manufacturer and distributor of decorable sportswear, today announced they have entered into a definitive merger agreement. Under the terms of the agreement, a subsidiary of Broder Bros. will promptly commence a cash tender offer for all of the issued and outstanding shares of common stock of Full Line Distributors at a price of $2.95 per share. Any shares not tendered in the offer will receive the same price in cash in a second-step merger. The Board of Directors of Full Line Distributors has unanimously approved the transaction and recommended that shareholders tender their shares in the offer.

     Shareholders holding approximately 62 percent of the outstanding Full Line shares have entered into a stockholders' agreement to tender their shares in the offer. Full Line has approximately 4.2 million shares outstanding.

     Upon closing the merger, Broder Bros. intends to integrate Full Line's six distribution warehouses into Broder Bros.' national network, effectively doubling the geographic reach of the combined company. Broder Bros. also intends to explore the possibility of divesting Full Line's manufacturing business, but plans to continue marketing the proprietary Rabbit Skins and LAT Sportswear brands of the combined company in upcoming catalogs and product guides.

     "This transaction drives the long-term strategic plan to maximize our core distribution business," said Vince Tyra, CEO of Broder Bros., which is based in Plymouth, Michigan and had approximately $440 million in revenues in 2000. "With the addition of Full Line's geographic presence, the combined company will be well positioned to capitalize on growth opportunities while enhancing our high standards of customer service."

     "Full Line and Broder Bros. share a very similar, customer-driven philosophy," said Isador Mitzner, CEO of Full Line Distributors, which is headquartered in Atlanta and had approximately $100 million in revenues in 2000. "We are pleased to be part of Broder's future, and look forward to quickly and successfully integrating our two companies."

     Consummation of the tender offer is subject to certain terms and conditions, including the tender of at least 50 percent of the outstanding shares (determined on a fully diluted basis) and the receipt by Broder Bros. of sufficient financing for the acquisition. Broder Bros. has obtained commitments from a bank group led by Bank One to provide the funding necessary for the acquisition. Broder Bros. and Full Line were advised by Bain Capital, LLC and CoView Capital, Inc., respectively.

About Broder Bros., Co.

     Founded in 1919, Broder Bros., Co. is the nation's largest wholesaler of imprintable sportswear. With headquarters in Plymouth, Michigan and distribution warehouses throughout the country, Broder Bros. offers the largest combined one- and two-day shipping services in the industry. Carrying a broad collection of basic tees, golf shirts and sweatshirts, as well as a full range of corporate casualwear including outerwear, wovens, sweaters and denim at all locations, Broder Bros. ensures that the product customers want is available from a nearby location. Broder Bros. was acquired by Bain Capital, LLC., a global private equity firm with more than $12 billion in assets under management, in 2000.

About Full Line Distributors

     Full Line Distributors is a wholesale manufacturer and distributor of decorable sportswear. Through its manufacturing operations, Full Line produces infant and toddler wear under the Rabbit Skins(R) brand, ladies and girls fashion wear under the L.A. T Sportswear(R) brand, men and boys spirit wear under the L.A. T Sport(R) brand, and corporate casualwear under the Woodbridge(TM) brand. Through its distribution operations, Full Line distributes the products and brands of nationally recognized mills as well as its own manufactured apparel to over 25,000 screenprinters, embroiderers, and specialty retailers.

Additional Information

     The description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of Full Line Distributors, Inc. At the time the tender offer is commenced, Broder Bros., Co. will file a Tender Offer Statement and Full Line Distributors, Inc. will file a Solicitation/Recommendation Statement with respect to the offer. The Tender Offer Statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the Solicitation/Recommendation Statement will contain important information that should be read carefully before any decision is made with respect to the offer. The offer to purchase, the related letter of transmittal and certain other documents, as well as the Solicitation/Recommendation Statement, will be made available to all shareholders of Full Line Distributors, Inc., at no expense to them. The Tender Offer Statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the Solicitation/Recommendation Statement will also be available at no charge at the SEC's website at www.sec.gov.


Forward Looking Information

     Except for the historical information contained herein, certain statements contained in this press release regarding the proposed merger are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward- looking statements are subject to known and unknown risks and uncertainties which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. The "safe harbor" for forward-looking statements provided for under the Private Securities Litigation Reform Act does not apply to forward-looking statements that are made in connection with a tender offer.


Media Contacts:
---------------
Pam Fishman                                 Isador E. Mitzner
Director of Marketing                       Chairman and CEO
Broder Bros.                                Full Line Distributors
734-454-4800                                770-416-4225

or

Joe LoBello
Stanton Crenshaw Communications
For Bain Capital LLC
212-780-1900